Exhibit 99.1

FOR IMMEDIATE RELEASE

Zoe’s Kitchen, Inc. Commences Proposed Public Offering of
Common Stock

PLANO, TX - August 11, 2014 - Zoe’s Kitchen, Inc. (“Zoës Kitchen” or the “Company”) today announced that it has commenced a proposed public offering of its common stock (the “Offering”). In the Offering, which is subject to market and other conditions, the Company and certain of the Company’s stockholders intend to offer 4,000,000 shares of common stock. Certain of the Company’s stockholders intend to grant the underwriters the option to purchase up to 600,000 additional shares of common stock. All of the shares in the Offering are being offered by selling stockholders, except for up to approximately 94,100 shares being offered by the Company, the proceeds of which will be used by the Company to repurchase the same number of shares from certain of its officers (the “Repurchase”).

Jefferies LLC (“Jefferies”), Piper Jaffray & Co. (“Piper”) and Robert W. Baird & Co. Incorporated are acting as joint book-running managers for the proposed offering. William Blair & Company, L.L.C., Stephens Inc. and Stifel are acting as co-managers in the proposed offering.

Jefferies and Piper, as representatives of the underwriters for the Company's initial public offering in April 2014, and the Company have consented to the release of lock-up restrictions with respect to the shares of common stock to be issued by the Company in the Offering and the shares of common stock held by the participating selling stockholders, including certain officers and directors of the Company, to be sold in the Offering or the Repurchase, in each case in order to facilitate sales of such shares of common stock in the Offering or the Repurchase.

The proposed offering will be made only by means of a prospectus. When available, copies of the preliminary prospectus related to the offering may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by emailing Prospectus_Department@Jefferies.com, or by calling (877) 547-6340; Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by emailing prospectus@pjc.com, or by calling (800) 747-3924; or Robert W. Baird & Co. Incorporated, Attention: Syndicate Department, 777 E. Wisconsin Avenue, Milwaukee, WI 53202, by emailing syndicate@rwbaird.com, or by calling (800) 792-2473.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time when the registration statement becomes effective. Copies of the registration statement can be accessed through the Securities and Exchange Commission’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast casual restaurant concept serving a distinct menu of fresh, wholesome, Mediterranean-inspired dishes delivered with Southern Hospitality with 124 locations in 15 states across the U.S. Zoës Kitchen aims to deliver goodness to its customers by providing simple, tasty and fresh Mediterranean meals, inspired by family recipes, and made from scratch daily.

Exhibit 99.1

Investor Relations Contact:
Fitzhugh Taylor, ICR
Fitzhugh.taylor@icrinc.com
214-436-8765 x284

Media Contact:
Liz Brady DiTrapano, ICR
Liz.ditrapano@icrinc.com
646-277-1226